Exhibit 8.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]
September     , 2009
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of NCI Building Systems, Inc., a Delaware corporation (“NCI”), relating to the offer to exchange cash and NCI common stock, par value $0.01 per share (the “Common Stock”), for its 2.125% Convertible Senior Subordinated Notes due 2024 (the “Notes”) .
     We have participated in the preparation of the discussion set forth in the section entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS” in the Registration Statement. In our opinion, the discussion contained therein of the consequences to U.S. holders (as such term is defined in such section of the Registration Statement) of the exchange of Notes for cash and Common Stock pursuant to the restructuring (as defined in the Registration Statement), insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,